UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 16, 2007

LKQ CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50404	36-4215970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 North LaSalle Street, Suite 3300
Chicago, IL 60602
 (Address of Principal Executive Offices) (Zip Code)

(312) 621-1950

(Registrant’s Telephone Number, Including Area Code)

N/A
(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 16, 2007, LKQ Corporation (“LKQ”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) among LKQ, Keystone Automotive Industries, Inc. (“Keystone”) and LKQ Acquisition Company, a wholly owned subsidiary of LKQ (“Merger Sub”).  Under the terms of the Merger Agreement, Merger Sub will be merged with and into Keystone with Keystone being the surviving corporation and becoming a wholly-owned subsidiary of LKQ (the “Merger”).  In connection with the Merger, holders of Keystone common stock will be entitled to receive, in exchange therefor, $48.00 per share in cash, representing an aggregate cash consideration, including transaction costs and assumed cash, of approximately $811 million on a fully diluted basis.  The Merger is currently expected to close early in the fourth quarter of 2007 and is subject to customary closing conditions, necessary regulatory approvals and an affirmative vote by Keystone’s shareholders.  A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Item 8.01.  Other Events.

On July 17, 2007, the Company issued a press release announcing the execution of the Merger Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of July 16, 2007, among LKQ Corporation, LKQ Acquisition Company and Keystone Automotive Industries, Inc.
99.1	Press release, dated July 17, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    July 17, 2007

LKQ Corporation

By:	/s/ VICTOR M. CASINI
Victor M. Casini
Vice President and General Counsel

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of July 16, 2007, among LKQ Corporation, LKQ Acquisition Company and Keystone Automotive Industries, Inc.
99.1	Press release dated July 17, 2007.